Exhibit 5.3

12 June 2003

Rio Tinto Limited
55 Collins Street
Melbourne Vic 3000

Rio Tinto Finance (USA) Limited
55 Collins Street
Melbourne Vic 3000

ABN 47 702 595 758

Stock Exchange Centre
530 Collins Street
Melbourne VIC 3000
Australia

Tel 61 3 9614 1011
Fax 61 3 9614 4661

Correspondence
GPO Box 1776Q
Melbourne VIC 3001
Australia
DX 30999 Melbourne

wwmaar.com.au

Dear Sirs

Rio Tinto Finance (USA) Limited

We have acted as Australian solicitors to Rio Tinto Finance (USA) Limited (the Company) and Rio Tinto Limited (the Australian Guarantor), corporations organised under the laws of Australia.

In connection with the registration under the Securities Act of 1933 (the Securities Act) of $100,000,000 principal amount of debt securities (the Securities) of the Company, and the guarantee in respect thereof (each a Guarantee) of each of Rio Tinto plc, a corporation organised under the laws of England and the Australian Guarantor, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

1.	Opinion
Upon the basis of such examination, we advise that, in our opinion:
(a)	each of the Company and the Australian Guarantor has been duly incorporated in Australia;
(b)	neither the Company nor the Australian Guarantor is in liquidation under Australian federal laws or the laws of the State of Victoria; and
when:
(c)	(i)	the Registration Statement has become effective under the Act;
	(ii)	the Indenture relating to the Securities and the Guarantee of the Australian Guarantee has been duly authorised, executed and delivered;
(iii)	the terms of the Securities and, if required under the Indenture, the Guarantee of the Australian Guarantor and the terms of the issuance and sale of the Securities and the Guarantee of the Australian Guarantor have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Australian Guarantor and so as to comply with any requirement or restriction imposed by court or governmental body having jurisdiction over the Company or the Australian Guarantor;

Our Ref SCS:BND:305180136

BMDM M011131593910 305180136

Sydney
Melbourne
Brisbane
Perth
Port Moresby
Singapore
Hong Kong
Jakarta
Shanghai
Bangkok
Phnom Penh

(iv)	the Securities have been duly authorised and executed and authenticated and, if required under the Indenture, the Guarantee of the Australian Guarantor has been duly authorised and executed in each case in accordance with the Indenture; and
(v)	the Securities and the Guarantee of the Australian Guarantor have been issued and sold as contemplated in the Registration Statement, the Securities and the Guarantee of the Australian Guarantor will constitute valid and legally binding obligations of the Company and the Guarantor, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

2.	Assumptions
For the purposes of this opinion we have assumed the following.
(a)	Insofar as any obligation under the Securities or the Guarantee of the Australian Guarantor is to be performed in any jurisdiction outside the State of Victoria, its performance will not be illegal or unenforceable under the law of that jurisdiction.
(b)	The Securities and the Guarantee of the Australian Guarantor (upon execution on behalf of the Company and the Australian Guarantor, as the case may be) will constitute legal, valid and binding obligations of the Company and the Australian Guarantor under the laws of New York enforceable in competent courts of that jurisdiction.
(c)	The Securities and the Guarantee of the Australian Guarantor have been or will be executed and delivered in New York in compliance with any formalities for execution applicable under the laws of New York.

3.	Qualifications
Our opinion is subject to the following qualifications.
(a)	We have relied on a search of public records on file at the offices of the Australian Securities and Investments Commission on 12 June 2003. We note that records disclosed by such search may not be complete or up to date. We have also relied upon searches for winding up petitions lodged in respect of the Company and the Australian Guarantor at the Supreme Court of Victoria and the Melbourne Registry of the Federal Court of Australia but we note that it is also possible for winding up petitions in respect of the Company and the Australian Guarantor to be lodged in registries and courts in other jurisdictions.
(b)	Any provision that certain calculations, determinations or certificates will be conclusive and binding will not apply if those calculations, determinations or certificates are fraudulent or manifestly inaccurate.

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(c)	Any clause providing for the severability of any provision of a document may not be enforceable in accordance with its terms, as a court may reserve to itself a decision as to whether any provision is severable.
(d)	The obligation of a party under any document to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty and be unenforceable.
(e)	We express no opinion on any provision in any document requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties.
(f) The courts might not give full effect to any indemnity for legal costs.
(g)	We have relied, as to certain matters of fact, on certificates of officers of the Company or the Australian Guarantor.
(h)	It is not clearly established whether a judgment would be given in Victoria in any currency other than Australian dollars although we believe it likely.
The foregoing opinion is limited to the laws of the Commonwealth of Australia and the State of Victoria and we express no opinion as to the effect of the laws of any other jurisdiction. We understand you are relying, as to all matters governed by the Federal laws of the United States and the laws of the State of New York, upon the opinion, dated the date hereof, of Sullivan & Cromwell LLP, which is being delivered to you by such counsel.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Securities, and to the references to us under the headings 'Enforceability of Certain Civil Liabilities' and 'Validity of Debt Securities and Guarantees' in the Prospectus relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under section 7 of the Securities Act.
Yours faithfully
/S/ ALLENS ARTHUR ROBINSON

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